CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Bahl & Gaynor Dividend ETF, Bahl & Gaynor Small Cap Dividend ETF, Bahl & Gaynor Income Growth ETF, and Bahl & Gaynor Small/Mid Cap Income Growth ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the period ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 25, 2025